Exhibit 10.10

MERCADOLIBRE, INC.

2001 MANAGEMENT INCENTIVE BONUS PLAN

The purpose of the MercadoLibre, Inc. 2001 Management Incentive Bonus Plan (the “Plan”) is to provide incentives to, and align the interests of, senior management-level employees of MercadoLibre, Inc., a Delaware corporation (the “Company”), with the Company’s stockholders (collectively, the “Stockholders”) in order to increase the enterprise value of the Company. Certain capitalized terms used herein are defined in Section 9.

Section 1. Administration of the Plan; Allocation of Participation Amounts. Subject to Section 12, the Plan shall be administered by the Board of Directors of the Company (the “Board”) or the Compensation Committee thereof; provided, however, that, subject to the consent of the Board or the Compensation Committee, as the case may be (such consent not to be unreasonably withheld), the Chief Executive Officer (the “CEO”) of the Company shall make the initial determination as to the Executives who will be entitled to Participation Amounts hereunder and the Participation Amounts to be granted to each such Executive. Except as otherwise expressly provided in the Plan (including under Section 12), the Board or the Compensation Committee, as the case may be, shall have all powers with respect to administration of the Plan. Each Executive’s Participation Amount shall be as set forth in a Participation Amount Certificate for such Executive substantially in the form attached as Exhibit A hereto (the “Participation Amount Certificate”).

Section 2. Participation Amounts Subject to the Plan. Notwithstanding anything to the contrary contained in the Plan or any other agreement entered into in connection with or pursuant to the Plan, the Sale Bonus Participation Amounts available for allocation pursuant to Section 1 shall be 5.5% in the aggregate, and the Stay Bonus Participation Amounts available for allocation pursuant to Section 1 shall be 7.1% in the aggregate. Subject to the consent of the Board or the Compensation Committee, as the case may be (such consent not to be unreasonably withheld), any portion of the Participation Amounts that remains unallocated from time to time may be allocated by the CEO at any time prior to the closing of the Sale of the Company.

Section 3. Incentive Bonus Plan. If a Sale of the Company is consummated at any time after the Effective Date (as defined in Section 11), then each of the Executives, in each case based on each such Executive’s respective Participation Amounts shall, subject to the other terms and conditions of the Plan and any other agreement entered into in connection with or pursuant to the Plan, be entitled to receive (i) a Sale Bonus determined in the manner and payable as set forth in Section 4 and/or (ii) a Stay Bonus determined in the manner and payable as set forth in Section 4.

Section 4. Bonus Payments.

(a) If the Designated Value upon the consummation of a Sale of the Company is less than $20,000,000, then (i) no Executive shall be entitled to receive a Sale Bonus (as defined below) and (ii) each Executive shall be entitled to receive a Stay Bonus (as defined below) equal to the product of the Net Payment Amount and such Executive’s Stay Bonus Participation Amount (the “Minimum Stay Bonus”).

(b) If the Designated Value upon the consummation of a Sale of the Company is equal to or greater than $20,000,000, then each Executive shall be entitled to receive:

(i) a sale bonus equal to the product of the Net Payment Amount and such Executive’s Sale Bonus Participation Amount (the “Sale Bonus”), plus

(ii) a stay bonus equal to the product of the Net Payment Amount and such Executive’s Stay Bonus Participation Amount (the “Stay Bonus”).

(c) Notwithstanding anything herein to the contrary, if any portion of the Net Payment Amount is escrowed, heldback or otherwise retained by the purchasers in connection with the Sale of the Company (the “Holdback Amount”), as the case may be, whether in connection with a purchase price adjustment or otherwise, then a proportionate amount of the Bonus based on such Holdback Amount shall be placed in escrow with an escrow agent, selected by the Board in good faith, and released at such time or times, if any, as the Holdback Amount is released to the Company and/or the Stockholders, as the case may be, and shall remain subject to such purchase price or other adjustment.

Section 5. Form and Delivery of Bonus Payments. In the event that the Net Payment Amount or Call/Put Sale Amount consists (in whole or in part) of consideration other than cash, the form of the consideration to be paid as the Bonus shall consist of, in the discretion of the Board, either (i) cash (as valued by the Board and a majority in interest (based on Participation Amounts) of the Executives in good faith) or (ii) the same form of consideration in the same relative proportion as that of the Net Payment Amount.

The portion of any Sale Bonus payable pursuant to paragraphs (a) or (b) of Section 4 shall be paid to the Executives upon the consummation of the Sale of the Company. The portion of any Stay Bonus payable pursuant to paragraphs (a) or (b) of Section 4 shall be paid to the Executives on the first business day after the first anniversary of the closing date of the Sale of the Company. Notwithstanding anything to the contrary contained in the Plan or in any agreement entered into in connection with or pursuant to the Plan, in no event shall the Company make any Bonus payment (or any portion thereof) to any Executive pursuant to Section 4 prior to the actual receipt by the Stockholders of the applicable Net Payment Amount.

Section 6. Withholding Taxes. The Company shall withhold from any amount payable hereunder to an Executive such amount as shall be sufficient to satisfy all current or estimated future Federal, state and local withholding tax and employment tax requirements relating to such amount payable to such Executive.

Section 7. Executive’s Employment. Nothing in the Plan or any agreement entered into in connection with or pursuant to the Plan shall confer upon an Executive any right to continue in the employ of the Company or any of its affiliates or interfere in any way with the right of the Company or its affiliates or Stockholders, as the case may be, to terminate the Executive’s employment or to increase or decrease the Executive’s compensation at any time.

Section 8. Termination of Participation Amounts. If an Executive is not employed by the Company or any of its subsidiaries as of the closing of the Sale of the Company for any reason other than a termination without Cause or resignation for Good Reason, then such Executive shall not be entitled to any Bonus. If an Executive is not employed by the Company or any of its subsidiaries as of the first anniversary of the closing of the Sale of the Company for any reason other than a termination without Cause or resignation for Good Reason, then such Executive shall not be entitled to any Stay Bonus. For purposes of clarification, an Executive shall remain entitled to a particular Bonus so long as such Executive is employed by the Company or its subsidiaries as of the applicable date provided for in this Section 8, even if such Executive is terminated for any reason subsequent to that date.

Section 9. Certain Definitions. As used herein, the following terms shall have the following respective meanings:

(a) “Bonus(es)” means a Sale Bonus and/or a Stay Bonus, as the case may be.

(b) “Cause” shall have the meaning set forth in the Executive’s employment agreement with the Company or any of its subsidiaries or, if no such agreement is then in effect, shall mean (A) the Executive’s material disregard of his responsibilities, authorities, powers, functions or duties or failure to act, (B) repeated or material negligence or misconduct by the Executive in the performance of his duties, (C) appropriation (or attempted appropriation) of a business opportunity of the Company or any of its affiliates, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company or any of its affiliates, (D) the commission by the Executive of any act of fraud, theft or financial dishonesty with respect to the Company or any of its affiliates, or any felony or criminal act involving moral turpitude or dishonesty on the part of the Executive, (E) the Executive’s habitual drunkenness or excessive absenteeism not related to sickness, and/or (F) the material breach by the Executive of any provision of his employment agreement that is not cured by the Executive within thirty (30) days after written notice of breach has been delivered to the Executive by the Company, unless such breach is incapable of cure (in which case the Executive shall not be entitled to an opportunity to cure), in each case of clauses (A) through (F) above, as determined by the Board in good faith.

(c) “Designated Shares” means those issued and outstanding shares of capital stock set forth on Schedule I, as such Schedule may hereafter be modified by the Board or the Committee, as the case may be, to take account of changes to such shares of capital stock (including with regard to the number and/or classification thereof) resulting from conversions or stock splits so as to maintain the same relative economic benefits to which the Executives and the Stockholders would be entitled absent such changes.

(d) “Designated Value” means in connection with the Sale of the Company, the aggregate Net Payment Amount attributable to the Designated Shares at the time of consummation of the Sale of the Company (calculated as if all of the Designated Shares were acquired in the Sale of the Company, and valuing the shares that were not acquired in the Sale of the Company at the average sale price of the shares that were acquired in the Sale of the Company).

(e) “Executive” means each person set forth on Schedule II hereto as in effect from time to time.

(f) “Good Reason” means (i) a material reduction in the nature and scope of the Executive’s responsibilities and functions from the responsibilities and functions normally exercised by a person in the position of the Executive and a material reduction in compensation to the subject Executive, or (ii) a material breach by the Company or, if applicable, its subsidiary of any material provision of the Executive’s employment agreement (if any), in each case of clauses (i) and (ii), if the Company has failed to cure within 30 days after the written notice has been delivered by the Executive to the Company or, if applicable, its subsidiary.

(g) “Net Payment Amount” means, in connection with the Sale of the Company, the net amount of (x) the aggregate of (as such amount may be adjusted for any post-closing adjustment for working capital or otherwise) the amount paid or payable by the purchaser(s) (or, in the case of an asset sale, any distribution or dividend, by the Company) with respect to the Designated Shares (excluding Designated Shares not sold in the Sale of the Company) as consideration (including non-cash consideration) for the Sale of the Company (subject to the application of the terms of the Company’s Certificate of Incorporation governing the priority of payments in the event of a Sale of the Company) minus (y) all of the fees and expenses (including, without limitation, fees and expenses of financing sources, brokers, investment bankers, attorneys, accountants, environmental consultants, etc.) incurred by the Stockholders in connection with the sale of the Designated Shares and which are not reimbursed by the Company; provided, however, that in no event shall the amount under clause (x) above exceed $78,335,000. For purposes of clarification, once the Net Payment Amount has been received with respect to any Designated Shares, the Executives shall no longer be entitled to receive any Bonuses based on the Net Payment Amount attributable to such Designated Shares in any future sale of such Designated Shares.

(h) “Participation Amounts” means the Sale Bonus Participation Amount and/or the Stay Bonus Participation Amount, as the case may be.

(i) “Proportionate Percentage” means a fraction, expressed as a percentage, the numerator of which is the number of Designated Shares sold in the Sale of the Company and the denominator of which is the total number of Designated Shares.

(j) “Sale Bonus Participation Amount” with respect to each Executive, means that participation (expressed as a percentage) of the Net Payment Amount set forth on such Executive’s Participation Amount Certificate.

(k) “Sale of the Company” means (i) a transaction pursuant to which, immediately after consummation of such transaction, any person or group of persons other than those Stockholders set forth on Schedule III have the right to elect a majority of the members of the Board, (ii) the sale of Designated Shares to any Stockholder listed on Schedule III that constitutes a Sale of the Corporation (as defined in the Company’s Certificate of Incorporation) or (iii) a sale of all or substantially all of the assets of the Company to one or more persons. If the Sale of the Company involves a sale of less than all of the Designated Shares and in connection with such Sale of the Company a contractual call or put option is exercised by the purchaser or the Stockholders (as applicable), then for purposes of this Plan, the Sale of the Company shall be deemed to include any consummation of such call option or put option, and shall be deemed to occur upon (i) the initial sale of the Designated Shares with respect to the Designated Shares attributable to such initial sale and (ii) upon the exercise of the subject put or call option with respect to the Designated Shares attributable to the exercise of such put or call option.

(l) “Stay Bonus Participation Amount” with respect to each Executive, means that participation (expressed as a percentage) of the Net Payment Amount set forth on such Executive’s Participation Amount Certificate.

Section 10. Non-Assignment by Executive. No rights granted to the Executives pursuant to the Plan may be assigned or otherwise transferred by the Executives except by will or laws of descent and distribution.

Section 11. Effectiveness; Code Section 280G. The Plan shall become effective on the date (the “Effective Date”) of its adoption by the Board. The Plan shall terminate (the “Termination Date”) in its entirety upon the mutual written agreement of the Board and all of the Executives and shall terminate as to a particular Executive upon the earlier of its termination pursuant to Section 7 or the mutual written agreement of the Board and such Executive. Promptly following its adoption by the Board, the Board shall submit the Plan to the Stockholders for their approval. Notwithstanding anything in the Plan or any other agreement entered into in connection with or pursuant to the Plan, if the provisions of the Deficit Reduction Act of 1984 (“DEFRA”) or Section 280G of the Code relating to “excess parachute payments” (as defined by the Code) shall be applicable to any Bonus payment, then the total amount of such payment shall be reduced by the least amount necessary such that the provisions of DEFRA and Section 280G of the Code relating to “excess parachute payments” shall no longer be applicable; provided, however, that the Company shall use its commercially reasonable efforts to obtain the requisite approvals so that the limiting provisions of DEFRA and Section 280G of the Code would not be applicable to such payment.

Section 12. Amendment. The Board may at any time prior to the Termination Date modify and amend the Plan in any respect, subject to any approval right of the Stockholders pursuant to applicable law, the Company’s Certificate of Incorporation or By-laws as in effect from time to time, or any other agreements entered into between the Company and the Stockholders. Any such amendment to the Plan that would have an adverse affect on any Executive individually (including any reduction in such Executive’s Participation Amount) shall require the prior written consent of such Executive. The Board or the Compensation Committee (as applicable) may not terminate the Plan without the prior consent of all of the Executives.

Section 13. Governing Law. The validity and construction of the Plan and the agreements entered into in connection with or pursuant to the Plan shall be governed by the laws of the State of Delaware.

As adopted by the Board of Directors

of MercadoLibre, Inc.

on September 24, 2001

SCHEDULE I

Designated Shares

SCHEDULE I: Designated Shares

(000’s)

	Preferred A Shares	Preferred B-1 Shares	Preferred B-2 Shares	Preferred C Shares	Preferred D-1 Shares	Preferred D-2 Shares	Preferred E-1 Shares	Preferred E-2 Shares
Nedasur S.A.				2.456,973
JPMP Group		1.853,275	4.146,725		441,687	2.506,681
J.P. Morgan Partners (BHCA, L.P.)		92,479	4.146,725		22,040	2.506,681
Flatiron Fund 1998/1999 Part 2		760,796
Flatiron Associates, LLC		46,296			4,839
Flatiron Associates II, LLC					19,332
Flatiron Fund 1998/1999		453,704
Flatiron Fund 2000					318,640
Luna Ventures, LLC		150,000			38,418
Ventech, LLC		150,000			38,418
GGG		200,000
Hicks Muse Investor Group	1.600,000			982,789
7-X International	65,000
G.B.S.L.	35,000
Hicks, Muse, Tate and Furst	1.500,000			982,789
Second Round Investors				5.073,649
Goldman Sachs				2.456,973
GS Capital Partners III L.P.				1.859,826
GS Capital Partners III Offshore, L.P.				511,288
Goldman Sachs & Co., Venwaltungs GmbH				85,859
GE Capital Equity Investments, Inc.				1.228,487
Capital Riesgo Internet SCR S.A.				982,789
Friends & Family Group				405,400
E-Bay							6.983,878	1.142,184

Total	1.600,000	1.853,275	4.146,725	8.513,411	441,687	2.506,681	6.983,878	1.142,184

SCHEDULE II

Executives	Sale Bonus Participation Amounts	Stay Bonus Participation Amounts
Marcos Galperin	50%	50%
Hernan Kazah	20%	20%
Nicolas Szekasy	13%	13%

SCHEDULE III

J.P. Morgan Partners (BHCA), L.P.

The Flatiron Fund 1998/99 LLC

Flatiron Associates LLC

Luna Ventures LLC

Ventech LLC

GGG Partners

Seven-X International Limited

HMTF-LA (MercadoLibre) Investments, LLC

GS Capital Partners III, L.P.

GS Capital Partners III Offshore, L.P.

Goldman Sachs & Co. Verwaltungs GmbH

GE Capital Equity Investments, Inc.

Capital Riesgo Internet SCR S.A.

Nedasur, S.A.

Anthony Melchiorre

Dwight Siprelle

Mike Rankowitz

Mitch Petrick

Jason Maratos

Mete Tuncel

Andrew Brenner

EXHIBIT A

Form of Participation Amount Certificate

Reference is made to the MercadoLibre 2001 Management Incentive Bonus Plan (the “Plan”). Pursuant to Section 1 of the Plan, the undersigned hereby allocates to [EXECUTIVE] the following Participation Amounts:

Sale Bonus Participation Amount		Stay Bonus Participation Amount
____	%	____	%

This Certificate shall be subject to the terms and conditions of the Plan in all respects and all capitalized terms used in this Certificate but not defined herein shall have the meanings ascribed to them in the Plan. The allocation of the Participation Amounts as set forth above shall become effective on the date such allocation has been approved by the Board or the Compensation Committee, as the case may be.

MERCADOLIBRE, INC.

Name:
Title: Chief Executive Officer
Dated: